Exhibit 99.1


ATLAS MINERALS INC.                               NEWS RELEASE
10920 W. Alameda Avenue                           02-1
Suite 205                                         NQB Pink Sheets: ATMR
Lakewood, Colorado 80226                          6.1 million shares outstanding
Tel:   303-306-0823                               April 17, 2002
Fax:   303-306-1139

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        ATLAS EMERGES BANKRUPTCY - MAKES STRIDES IN REBUILDING UNDER NEW
                               CORPORATE STRUCTURE
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Denver,  Colorado - Atlas  Minerals Inc.  (the  "Company")  announced  today its financial results for the year ended December 31, 2001. The Company reports current assets of $2.24 million and current liabilities of $.87 million, the majority ($0.65 million) of which consists of payments to be made to creditors as the result of future sales of certain non-operating assets.

Over the last several months the Company has successfully settled all outstanding lawsuits it had against various insurance carriers for their failure to cover certain environmental costs previously incurred by the Company. All of these lawsuits arose as the result of the Company's need to permit and implement remediation activities to mitigate alleged environmental impact at the Company's past-producing uranium processing mill located in Utah. Since mid-November, settlement agreements have been reached with eight such insurance carriers resulting in net cash to the Company, after payment of legal fees and required distributions to creditors, of approximately $1.2 million as of April 12, 2002.

The Company is also pleased to announce that effective December 31, 2001, the United States Bankruptcy Court for the District of Colorado ordered that the Chapter 11 bankruptcy proceeding, which the Company filed in September 1998, be closed.

According to Mr. Gary E. Davis, President of the Company, "these successful insurance settlements are a tribute to the hard work by the Company's staff, insurance advisors, and legal counsel. With these proceeds, essentially all residual payables to creditors associated with this environmental litigation will be eliminated and, coupled with its emergence from bankruptcy, the Company can now proceed with rebuilding into a profitable operating entity."

In a separate action, an agreement has been reached with certain Bolivian entities for the assumption by them of all of the Company's remaining Bolivian assets and liabilities associated with the Company's subsidiary, Arisur Inc., and its Andacaba mine/mill complex. Although the Company's previous management had announced in March 2001 that it had defaulted on the loans to Arisur Inc. and essentially walked away from these operations, there remained unquantifiable liabilities associated with social payments to the miners. The Company believes that this new agreement has now completely removed the Company from Bolivia and all remaining uncertainties surrounding its previous operations there.

In September 2001, the Company made sweeping changes both in its management and in the composition of its Board of Directors. It is the intention of the current management to remain in the business of development and exploitation of natural resource properties. Management's current efforts are being directed toward the identification of possible acquisition opportunities of smaller-scale properties, primarily in the sectors of industrial minerals, base metals, precious metals and oil/natural gas.

Commenting further on the Company's status, Mr. Davis said, "these are exciting times for Atlas. It is not every company that has the opportunity to start over with such a clean balance sheet and with cash adequate to allow it to seriously look at operating properties. I am pleased to be in the position to contribute to raising Atlas from the ashes, a company (Atlas Corporation) that was first listed on the NYSE in 1936 and that has such a rich heritage."

For further information contact Gary E. Davis, President and Chief Financial Officer, at 303-306-0823.

                        On behalf of Atlas Minerals Inc.

                                 "Gary E. Davis"
                      President and Chief Financial Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.